UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2014

JA Energy

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54236

Nevada	27-3349143
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10325 Falls Church Ave., Las Vegas, NV	89144
(Address of principal executive offices)	(Zip Code)

(702) 544-0195

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

JA Energy (the "Company") entered into a Irrevocable Asset and Liability Exchange Agreement. The Agreement deals with the dividend spin-off of JA Energy's wholly owned subsidiary, Peak Energy Holdings. At the JA Energy annual shareholder meeting, held on September 30, 2014, the shareholders of the Company approved the transfer all of the assets and liabilities of the Parent into a wholly own subsidiary. The subsidiary will have the same characteristics and number of authorized and issued shares as the Parent, whereby all Preferred and Common shareholders in the Parent will receive a pro-rata stock dividend in the subsidiary that is equal to the number of shares they owned in the Parent on a one-for-one (1:1) basis. The major shareholders of the Company, entered into a separate agreement with regards to the dividend spin-off. They agreed to the following points upon the dividend spin-off of the Peak Energy Holdings from JA Energy:

1.      Mr. James Lusk [the largest debtor of JA Energy] agreed to transfer as of March 31, 2014, all assets and liabilities from JA Energy to the Subsidiary to the extent legally assignable..

2.      Two of the major shareholder in JA Energy will transfer all ownership of their Preferred and Common stock held in the subsidiary to Mr. James Lusk.

3.      Mr. James Lusk will transfer all of the common stock ownership he owns and controls in JA Energy to the major shareholders.

4.      Mr. James Lusk will provided a notarized signed letter addressed to the Company and auditor that he agrees with this transfer as of March 31, 2014, all assets and liabilities from the Parent to the Subsidiary to the extent legally assignable.

5.      JA Energy warrants that any new liabilities incurred on the books of JA Energy after April 1, 2014 will not be transferred to the subsidiary.

6.      JA Energy represents and warrants that there have been no liabilities, actual or contingent, created in the subsidiary. Prior to the effective time of the transfer, the subsidiary will have no assets nor liabilities.

7.      JA Energy warrants that since April 1, 2014, with the exception of the Preferred voting shares, no other shares have been issued, awarded or pledged to be issued. The number of common shares issued and outstanding in JA Energy at March 31, 2014 are the same number of the shares issued at the date of transfer.

8.      Once the transfer of assets and liabilities are completed and the shares are exchanged, the subsidiary will be divested from JA Energy will operate independent as a separate entity of JA Energy with its own management;

9.      Mr. James Lusk will take control of the Peak Energy Holdings, independent of JA Energy.

10.  All Parties shall indemnify and hold harmless the other Parties from and against any and all losses, damages, liabilities, resulting or arising from these transactions

The Agreement does not affect the other shareholders in the Company who will maintain their share ownership of JA Energy, and have pro-rata ownership in Peak Energy Holdings following the dividend spin-off.

Item 8.01 - Other Events

At the Company's annual shareholder meeting held on September 30, 2014, the shareholders and subsequently the Board of Directors, approved a shareholder proposal to spin-off the company's assets and liabilities into a wholly owned subsidiary. The Company incorporated JAEN Sub, a Nevada corporation as its wholly owned subsidiary on October 6, 2014. JAEN Sub filed a Certificate of Amendment with the Nevada Secretary of State and changed its corporate name to Peak Energy Holdings on October 23, 2014. James D. Lusk is the sole officer/director of Peak Energy Holdings. Peak Energy Holdings has been issued CUSIP number: 70468Y103.

Dividend Spin-off

Based on Shareholder and Board approval, JA Energy will spin-off Peak Energy Holdings, its wholly owned subsidiary. Once the spin-off takes place, Peak Energy Holdings will no longer be owned nor managed by JA Energy. Peak Energy Holdings will have different management than JA Energy. For this reason, all shareholders of JA Energy will be issued a stock dividend of Peak Energy Holdings that mirrors their ownership in JA Energy on a one-for-one (1:1) ownership basis (the "dividend"). This dividend will apply to both common and preferred shareholders.

The stock transfer agent responsible for the issuance of Peak Energy Holdings dividend shares will be: Issuer Direct, 500 Perimeter Park Drive, Morrisville, NC 27560, telephone number: 919-481-4000. The shares will be issued initially in book entry form. If a shareholder desires a physical share certificate, they will need to contact directly Issuer Direct and make arrangements to obtain their share certificate.

Dividend Record and Payment Date

JA Energy established November 17, 2014 as the dividend record date; and, FINRA established December 11, 2014 as the payment date. Each shareholder will receive a dividend of one share of common, par value $0.001 or preferred, par value $0.001, for each share owned on the record date.

The Company has 43,402,385 common shares and 1,000,000 Voting Preferred shares issued and outstanding prior to the spin-off dividend; and, as a result the spin-off stock dividend, Peak Energy Holdings will have 43,402,385 common shares and 1,000,000 Voting Preferred shares issued and outstanding following the dividend.

Item 9.01 - Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
10.2	Irrevocable Asset and Liability Exchange Agreement dated October 15, 2014	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

JA ENERGY
Registrant

Date: December 9, 2014	By:/s/ Barry Hall
Barry Hall Director